Exhibit 99.1

NEVADA GOLD ANNOUNCES THE COMPLETION OF ITS SHARE

REPURCHASE PROGRAM AND $2 MILLION NEWLY-AUTHORIZED PROGRAM

LAS VEGAS, July 12, 2017 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced the acquisition of 755,644 shares of its common stock for $2.15 per share from Louise Rogers Ornelas, a longtime shareholder and supporter of the Company.

The shares were purchased for cash and partially funded by a $700,000 draw on the Company’s bank credit line. This stock purchase, along with our previous purchases, completes the $2,000,000 stock buyback authorized by the Board of Directors of the Company in July 2016. Consequently, the Board of Directors has authorized an additional $2,000,000 for future stock purchases, either in the open market or in private transactions.

“We are pleased to have completed the $2 million stock repurchase program, and received the Board’s authorization to purchase an additional $2,000,000 in Company stock, reflecting the Board’s confidence in the Company’s business strategy and strong future cash flow position,” said William J. Sherlock, Nevada Gold’s Chairman of the Board. ”We were able to acquire Mrs. Ornelas’ shares at an attractive price, and appreciate her longtime support and confidence in the Company.”

This purchase represented approximately 4.3% of the outstanding shares. Following this stock purchase, the Company has 16,836,210 shares outstanding.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 9 gaming operations in Washington (wagoldcasinos.com), a local casino in Henderson, Nevada (clubfortunecasino.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:
Nevada Gold & Casinos, Inc. Michael P. Shaunnessy / James Meier (702) 685-1000
Stonegate Capital Partners Preston Graham 972-850-2001